Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Medicine Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 27, 2009 to the consolidated financial statements of China Medicine Corporation and subsidiaries, which appears in the Annual Report on Form 10-K for the years ended December 31, 2008 and 2007 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
December 2, 2009

Brea Office
135 S.  State College Blvd., Suite 300    Brea, CA 92821    Tel: (714) 990-1040     Fax: (714) 671-1041